FOR IMMEDIATE RELEASE

Company Contact:
Douglas L. Cox
EVP & Chief Financial Officer
Opinion Research Corporation
(609) 452-5274

Opinion Research Corporation Files
Registration Statement For Common Stock Offering

PRINCETON, New Jersey — October 21, 2004 — Opinion Research Corporation (NASDAQ: ORCI) today announced that it has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (“SEC”) for a proposed follow-on public offering of shares of its common stock with a value at the offering price of up to $50 Million. In addition, the company has granted to the underwriters an option to purchase additional shares of its common stock to cover over-allotments, if any, with a value at the offering price of up to $7.5 Million.

Friedman Billings Ramsey & Co., Inc. is acting as underwriter. The offering of the securities is made only by means of a prospectus, copies of which may be obtained, when available, from Friedman Billings Ramsey & Co., Inc., 1001 19th Street North, Arlington, VA 22209, Attn: Prospectus Department, (703) 312-9500.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The company intends to use the proceeds of the proposed public offering to pay off its subordinated loans from Allied Capital in an aggregate principal amount of $21 million, to repurchase certain of the company’s securities and rights held by LLR Equity Partners and an affiliate for $18 million, and to repay a portion of its senior bank debt.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides research services to governments and commercial clients in North America, Europe and Asia. The company is a pioneering leader in the science of social and market research and has built a worldwide data-collection network.

Safe Harbor Statement

This press release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company.